Exhibit 99.3

Perspective Therapeutics Announces Closing of $69.0 Million Public Offering and $20.8 Million Private Placement

SEATTLE, January 22, 2024 – Perspective Therapeutics, Inc. (“Perspective” or the “Company”) (NYSE AMERICAN: CATX), a radiopharmaceutical company that is pioneering advanced treatment applications for cancers throughout the body, today announced the closing of its previously announced underwritten public offering of (i) 156,399,542 shares of its common stock at the public offering price of $0.37 per share, including the exercise in full by the underwriters of their option to purchase up to an additional 24,324,324 shares of common stock and (ii) to certain investors in lieu of common stock, pre-funded warrants to purchase 30,086,944 shares of its common stock at a price of $0.369 per pre-funded warrant. The purchase price per share of each pre-funded warrant represents the per share public offering price for the common stock, minus the $0.001 per share exercise price of such pre-funded warrant. All of the shares of common stock and pre-funded warrants sold in the public offering were sold by Perspective. Gross proceeds to Perspective in the public offering were approximately $69.0 million, before underwriting discounts and commissions and estimated expenses of the public offering.

Oppenheimer & Co. and B. Riley Securities acted as joint book-running managers for the public offering.

Concurrent with the public offering, Perspective closed its previously announced private placement of 56,342,355 shares of its common stock to Lantheus Alpha Therapy, LLC at a price of $0.37 per share, for total gross proceeds of approximately $20.8 million.

The aggregate gross proceeds from the public offering and the concurrent private placement were approximately $89.8 million, before underwriting discounts and commissions and other offering expenses payable by Perspective.

Perspective intends to use the net proceeds from the public offering and concurrent private placement for general corporate purposes, which may include research and development expenditures, preclinical study and clinical trial expenditures, manufacturing expenditures, commercialization expenditures, working capital, capital expenditures, acquisitions of new technologies, products or businesses and investments.

The securities described above in the public offering were offered by Perspective pursuant to a shelf registration statement on Form S-3 (File No. 333-275638) initially filed with the Securities and Exchange Commission (the “SEC”) on November 17, 2023 and declared effective by the SEC on December 14, 2023.

The securities in the public offering were offered by means of a prospectus supplement and accompanying prospectus relating to the public offering that form a part of the registration statement. A preliminary prospectus supplement relating to the public offering was filed with the SEC on January 17, 2024. A final prospectus supplement relating to the public offering was filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to the public offering may be obtained from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com, or from B. Riley Securities, Inc., Attention: Prospectus Department, 1300 17th Street North, Suite 1300, Arlington, Virginia 22209, Phone: (703) 312-9580, Email: prospectuses@brileyfin.com.

The shares sold in the concurrent private placement have not been registered under the Securities Act, or any state or other applicable jurisdiction’s securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc., is a radiopharmaceutical company that is pioneering advanced treatment applications for cancers throughout the body. The Company has a proprietary technology that utilizes the alpha emitting isotope Lead-212 to deliver powerful radiation specifically to cancer cells via specialized targeting peptides. The Company is also developing complementary imaging diagnostics that incorporate the same targeting peptides which provide the opportunity to personalize treatment and optimize patient outcomes. This “theranostic” approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity associated with many other types of cancer treatments.

The Company’s melanoma (VMT01) and neuroendocrine tumor (VMT-α-NET) programs have entered Phase 1/2a imaging and therapy trials for the treatment of metastatic melanoma and neuroendocrine tumors at several leading academic institutions in the United States. The Company has also developed a proprietary Lead-212 generator to secure key isotopes for clinical trial and commercial operations.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995: To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the anticipated use of proceeds for the public offering and concurrent private placement and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Perspective’s actual results to be materially different than those expressed in or implied by Perspective’s forward-looking statements. For Perspective, this includes stock price volatility and uncertainties relating to the financial markets, the medical community and the global economy, and the impact of instability in general business and economic conditions, including changes in inflation, interest rates and the labor market. More detailed information on these and additional factors that could affect Perspective’s actual results are described in Perspective’s filings with the SEC, including its Transition Report on Form 10-KT for the transition period ended December 31, 2022, as revised or supplemented by its Quarterly Reports on Form 10-Q and other documents filed with the SEC. All forward-looking statements in this news release speak only as of the date of this news release. Perspective undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media and Investor Relations Contacts:

Russo Partners, LLC

Nic Johnson or Harrison Seidner, Ph.D.

E: Nic.johnson@russopartnersllc.com

E: Harrison.seidner@russopartnersllc.com